UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 2, 2004 (May 27, 2004)

GEORGIA GULF CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9753 (Commission File Number)	58-1563799 (IRS Employer Identification Number)
400 Perimeter Center Terrace, Suite 595, Atlanta, GA (Address of Principal Executive Offices)		30346 (Zip Code)

Registrant's Telephone Number, including area code: (770) 395-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.

On May 27, 2004, Georgia Gulf Corporation (the "Company") completed a Second Amendment to Receivables Purchase Agreement, (the "Amendment") to the receivables Purchase Agreement, ("asset securitization agreement") dated November 15, 2002.

Under the terms of the asset securitization agreement, Georgia Gulf will sell to Blue Ridge Asset Funding Corporation an undivided percentage ownership interest in a defined pool of its trade receivables on a revolving basis. The Amendment increases the Company’s maximum amount of trade receivables that may be sold from $100 million to $135 million and modifies certain ratios and definitions.

On May 28, 2004, the Company executed Amendment No. 1 to the Credit Agreement dated as of November 12, 1999 and amended and restated as of December 3, 2003 (as amended, the "Credit Agreement").

Amendment No. 1 increases the Company’s maximum financing under a Permitted Receivables Transaction, as defined in the Credit Agreement, to $135 million from $100 million.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

        (c) Exhibits.

99.1 Second Amendment to Receivables Purchase Agreement, dated May 27, 2004 to the Receivables Purchase Agreement dated as of November 15, 2002 among GGRC Corp., as Seller and Georgia Gulf Corporation and Georgia Gulf Chemicals and Vinyls, LLC as Initial Servicers and Blue Ridge Asset Funding Corporation as Purchaser and Wachovia Bank, National Association as Administrative Agent.

99.2 Amendment No. 1 dated as of May 28, 2004 to the Credit Agreement dated as of November 12, 1999, and amended and restated as of December 3, 2003, among Georgia Gulf Corporation (the "Company"), the eligible subsidiaries party thereto, the lenders party thereto and JP Morgan Chase Bank, as administrative agent (the "Administrative Agent").

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2004
Georgia Gulf Corporation
	By:	/s/ JOEL I. BEERMAN
	Name:	Joel I. Beerman
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1 Second Amendment to Receivables Purchase Agreement, dated May 27, 2004 to the Receivables Purchase Agreement dated as of November 15, 2002 among GGRC Corp., as Seller and Georgia Gulf Corporation and Georgia Gulf Chemicals and Vinyls, LLC as Initial Servicers and Blue Ridge Asset Funding Corporation as Purchaser and Wachovia Bank, National Association as Administrative Agent.

99.2 Amendment No. 1 dated as of May 28, 2004 to the Credit Agreement dated as of November 12, 1999, and amended and restated as of December 3, 2003, among Georgia Gulf Corporation (the "Company"), the eligible subsidiaries party thereto, the lenders party thereto and JP Morgan Chase Bank, as administrative agent (the "Administrative Agent").